Exhibit 10.45
OPTION AGREEMENT FOR NON-U.S. PARTICIPANTS
UNDER THE
CATALENT, INC.
2018 OMNIBUS INCENTIVE PLAN
Pursuant to the Option Grant Notice for Non-U.S. Participants (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement for Non-U.S. Participants, including any special terms and conditions for the Participant’s country set forth in Appendix 1 attached hereto (collectively, this “Agreement”), and the Plan (as defined below), Catalent, Inc. (the “Company”) and the Participant agree as follows.
1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan or the Grant Notice, as applicable.
(a) Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.
(b) Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.
(c) Plan. The term “Plan” means the 2018 Omnibus Incentive Plan, as in effect from time to time.
(d) Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 9 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.
(e) Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of the Participant’s intention to retire.
(f) Termination Date. The term “Termination Date” means the date upon which the Participant incurs a Termination for any reason.
(g) Unvested Portion. The term “Unvested Portion” means, at any time, the portion of the Option which is then unvested in accordance with the Grant Notice and this Agreement.
(h) Vested Portion. The term “Vested Portion” means, at any time, the portion of the Option which has become and remains vested in accordance with the Grant Notice and this Agreement.
2. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the right and option to purchase, all or any part of the aggregate number of shares of Common Stock subject to the Option provided in the Grant Notice, at an Exercise Price per share as provided in the Grant Notice.

3.  Vesting. Subject to the terms and conditions contained in this Agreement, the Grant Notice, and the Plan, the Option shall vest as provided in the Grant Notice.
4.  Treatment on Termination.
(a) Subject to clauses (b) – (d) below, if the Participant incurs a Termination, the Participant shall forfeit the Unvested Portion of the Option to the Company for no consideration as of the Termination Date and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 5.
(b) Death. If the Participant incurs a Termination due to death, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.
(c) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the Option shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in the Grant Notice as if the Participant had continued Employment through each applicable anniversary of the Date of Grant, subject to the Participant’s compliance with the restrictive covenants set forth in Section 9 and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment or development in the Participant’s jurisdiction that would cause the continued vesting of the Option after Termination due to Retirement to be deemed unlawful or discriminatory, the unvested portion of the Option shall be treated as set forth in the remaining provisions of this Section 4.
(d) Change in Control. In the event of a Change in Control, to the extent the acquiring or successor entity does assume, continue or substitute for the Option, if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability/Retirement) during the period commencing on the date of the consummation of a Change in Control and ending on the date that is eighteen (18) months following the consummation of such Change in Control, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.
5. Exercise of Options. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Option Period Expiration Date. Notwithstanding the foregoing, if the Participant incurs a Termination prior to the Option Period Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below.
(a) Death. If the Participant incurs a Termination due to death, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date.
(b) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date and for any portion of the Option that becomes vested after the Termination Date pursuant to Section 4(b) above, the earlier of (I) the first anniversary of the date on which such portion of the Option vests and (II) the Option Period Expiration Date. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment or development in the Participant’s jurisdiction that would cause the exercise of the Option after Termination due to Retirement to be deemed unlawful or discriminatory, the Participant may exercise the Vested Portion of the Option as set forth in the remaining provisions of this Section 5.
(c) Termination for Cause. If the Participant incurs a Termination by the Service Recipient for Cause, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable.
(d) Other Terminations. If the Participant incurs a Termination for any other reason not covered by clauses (a) through (c) above, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the 90th day following the Termination Date and (B) the Option Period Expiration Date.
6.  Method of Exercising Option. All or any portion of the Vested Portion of the Option may be exercised by the delivery of notice of the number of shares subject to the Option that are being exercised accompanied by payment in full of the Exercise Price applicable to the portion of the Option so exercised. Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company’s General Counsel; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.
7.  Issuance of Shares. If the Participant elects to exercise all or any portion of the Option, then, as promptly as practical after receipt of such notification and full payment of the Exercise Price and any required withholding or any other applicable taxes, the Company shall issue or transfer to the Participant the number of shares with respect to which the Option has been so exercised, and shall either (a) deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) credit such shares to the Participant’s account at the third-party plan administrator.
8.  Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, all or any portion of the Option and any shares of Common Stock acquired in respect thereof over (b) the aggregate Cost (if any) of such shares. For purposes of this Agreement, “Cost” means, in respect of any share, the amount paid by the Participant for the share (excluding, for the avoidance of doubt, any withholding or other applicable taxes), as proportionately adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the share; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Option and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.

9. Restrictive Covenants.
(a) To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 9 shall not apply.
(b) Competitive Activity. To the extent a Participant (i) lives in a jurisdiction where restrictive covenants are void as against public policy or (ii) has a business title below the level of “director” and receives base compensation of less than $100,000 (or its local currency equivalent) per year, Section 9(b) of this Agreement shall be considered deleted from and therefore not part of this Agreement.
(i) The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:
(I) During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any individual person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:
(1) with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;
(2) with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or
(3) for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.
(II) During the Restricted Activity Period, the Participant will not directly or indirectly:
(1) engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);
(2) enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;
(3) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or
(4) interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.
Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.
(III) During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(1) solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or
(2) hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left such employment coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.
(IV) During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.
(ii) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 9(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 9(b).
(c) Confidentiality.
(i) The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, and government and regulatory activities and approvals) concerning the past, current, or future business, activities, and operations of the Company, its Affiliates or Subsidiaries, and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii) Notwithstanding anything to the contrary in Section 9(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 9(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.
(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 9 of this Agreement provided such prospective future employer agrees to maintain the confidentiality of such terms.
(iv) Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company or its Affiliates or Subsidiaries, (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop, or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential

Information, and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(v) Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b) the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this Agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets where such disclosure is expressly allowed by 18 U.S.C. § 1833(b).
(d) Equitable Relief. Notwithstanding the remedies set forth in Section 8 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.
10. Non-Transferability. The Option is not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Option shall be forfeited and become of no further effect.
11. Rights as Stockholder. The Participant or a Permitted Transferee of the Option shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the Participant becomes the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such shares of Common Stock for which the record date is prior to the date upon which the Participant becomes the holder of record or the beneficial owner thereof.
12. Taxes.
(a) Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that neither the Company nor the Service Recipient (1) makes any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the Option, including, but not limited to, the grant, vesting, exercise, or settlement of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend or any dividend equivalent; and (2) commits to or is under any obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Satisfaction of Withholding Obligations. Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall make adequate arrangements satisfactory to the Company or the Service Recipient, as appropriate, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in the Plan or by such other means or method as the Committee in its sole discretion and without notice to the Participant deems appropriate; provided, however, that, if the Participant is subject to Section 16 of the Exchange Act, then the Participant may elect, in advance of any tax withholding event, to satisfy the amount of all required Tax-Related Items in respect of the Option in cash, and, in the absence of Participant’s timely election, the Company will withhold shares of Common Stock upon the relevant tax withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum or another rate that is higher than the Participant's actual rate is used, the Company or the Service Recipient may refund any over-withheld amount to the Participant in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, the Participant shall be deemed for tax purposes to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a portion of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
13. Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in this Agreement; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
14.  No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Option that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.
15. Nature of Grant. In accepting the grant of the Option, the Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;
(d)neither the Option grant nor the Participant’s participation in the Plan shall create any right to employment or be interpreted as forming an employment or service contract with the Company, the Service Recipient or any Affiliate or Subsidiary of the Company or interfere with the ability of the Company, the Service Recipient or any Affiliate or Subsidiary of the Company, as applicable, to terminate the Participant’s employment or service contract (if any), to the extent otherwise permitted by law or any applicable agreement other than this Agreement;
(e)unless otherwise agreed with the Company, none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company, the Service Recipient, or any Affiliate or Subsidiary of the Company;
(f)the Participant is voluntarily participating in the Plan;
(g)none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is intended to replace any pension right or other form of compensation;
(h)none of the Option, the shares of Common Stock subject to the Option, and the income and value of same is part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments, any bonus, holiday pay, long-service award, pension, or retirement or welfare benefit, or any similar payment;
(i)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from any forfeiture of the Option resulting from a Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of any employment-related law in any jurisdiction applicable to the Participant’s employment or the terms of the Participant’s employment agreement, if any), and, in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Service Recipient, or any of the Affiliates or Subsidiaries of the Company, waives the Participant’s ability, if any, to bring any such claim, and releases the Company, the Service Recipient, and the Company’s Affiliates and Subsidiaries from any such claim; if, notwithstanding anything to the contrary in the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)unless otherwise provided in the Plan or by the Company in its discretion, neither the Option nor any benefit evidenced by this Agreement creates any entitlement either (i) to have the Option or any such benefit transferred to or assumed by another company or (ii) to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(l)the Participant acknowledges and agrees that none of the Company, the Service Recipient, and any Affiliate or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency, if any, and the United States Dollar that may affect the value of the Option or of any amount due to the Participant pursuant to the settlement of the Option or the subsequent sale of any share of Common Stock acquired upon settlement.
        16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
17. Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant material by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Service Recipient, the Company, and its other Affiliates or Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, or details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other third-party administrator or stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC, and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data, or refuse or withdraw the consents in this Section 17, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment or service with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company may be unable to grant Options or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
The Participant understands that the Company may rely on a different legal basis for the collection, processing, and/or transfer of Data either now or in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company or the Service Recipient, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements, or consents) to the Company and/or the Service Recipient that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that the Participant may be unable to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement or consent requested by the Company and/or the Service Recipient.
18. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors, and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.
19.  Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel, or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.
20.  Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the federal and state courts located in the State of New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.

21.  Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.
22. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
24. Imposition of Other Requirements. The Company reserves the right to impose any other requirement on the Participant’s participation in the Plan, on the Option, and on any share of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.
25. Appendix. Notwithstanding any term or condition in this Agreement, the Option grant shall be subject to any special term or condition set forth in Appendix 1 to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix 1, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix 1 constitutes part of this Agreement.
        26. Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant’s country may have certain foreign asset/account, exchange control and/or tax reporting requirements, which may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including any dividend received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. The Participant may also be required to repatriate the sale proceeds or other funds received as a result of the Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations and the Participant should consult Participant’s personal legal advisor for further details.
27. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to the insider trading restrictions and/or market abuse laws of one or more countries that may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options), or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Further, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. The Participant acknowledges that Participant is responsible for complying with any applicable restrictions and is encouraged to speak to Participant’s own personal legal advisor for further details regarding any insider trading and/or market abuse laws applicable to the Participant.
28. Entire Agreement; Miscellaneous. This Agreement, the Grant Notice, and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. This Agreement, the Grant Notice, and the Plan supersede any prior agreement, commitment, or negotiation concerning the Option. The headings used in this Agreement, including without limitation Appendix 1, are for convenience only and shall not affect its interpretation.
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APPENDIX 1

OPTION AGREEMENT FOR NON-U.S. PARTICIPANTSUNDER THECATALENT, INC.2018 OMNIBUS INCENTIVE PLAN
COUNTRY-SPECIFIC TERMS AND CONDITIONS
All capitalized terms used in this Appendix 1 that are not defined in this Appendix 1 have the meanings defined in the Plan or the Agreement.
Terms and Conditions
This Appendix 1 includes additional or different terms and conditions that govern the Option if the Participant works or resides in one of the countries listed below. The Participant understands that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers Employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained in this Appendix 1 shall apply to the Participant.
Notifications
This Appendix 1 also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2018. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix 1 as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant exercises the Option or sells the shares of Common Stock.
In addition, the information contained in this Appendix 1 is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers Employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained in this Appendix 1 may not apply to the Participant.

EUROPEAN UNION / EUROPEAN ECONOMIC AREA
Terms and Conditions
Data Privacy. If the Participant is employed in the European Union or the European Economic Area, the following provision replaces Section 16 of the Agreement:
The Company is located at 14 Schoolhouse Road, Somerset, New Jersey 088737, USA and grants employees of the Company and its Subsidiaries or Affiliates the opportunity to participate in the Plan, at the Company’s sole discretion. If the Participant would like to participate in the Plan, the Participant understands that the Participant should review the following information about the Company’s data processing practices.
(a) Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about the Participant for the exclusive legitimate purpose of implementing, administering, and managing the Plan and generally administering employee equity awards, specifically, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any equity or directorships held in the Company and any Affiliate or Subsidiary, and details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient (“Personal Data”). In order to facilitate Participant’s participation in the Plan, the Company will collect, process, use, and transfer the Participant’s Personal Data for purposes of allocating shares of Common Stock and implementing, administering, and managing the Plan. The Company’s collection, processing, use, and transfer of the Participant’s Personal Data is necessary for the performance of the Plan and pursuant to the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards. The Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. As such, by participating in the Plan, Participant voluntarily acknowledges the collection, use, processing, and transfer of Participant’s Personal Data as described herein.
(b) Stock Plan Administration Service Providers. The Company transfers participant data to Morgan Stanley Smith Barney LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock. The Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering, and operating the Plan.
(c) International Data Transfers. The Company and its service providers operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. By participating in the Plan, the Participant understands that the service providers will receive, possess, use, retain, and transfer the Participant’s Personal Data for the purposes of implementing, administering, and managing the Participant’s participation in the Plan. When transferring the Participant’s Personal Data to these service providers, the Company provides appropriate safeguards in accordance with the EU Standard Contractual Clauses. The Participant may request a copy of the safeguards used to protect the Participant’s Personal Data by contacting Privacy@Catalent.com.
App. 1-2

(d) Data Subject Rights. To the extent provided by law, the Participant has the right to request access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. The Participant may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the Plan herein, in any case without cost, by contacting in writing Privacy@Catalent.com. The Participant’s provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to allow the Participant to participate in the Plan or grant other equity awards to the Participant or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Privacy@Catalent.com. The Participant may also have the right to lodge a complaint with the relevant data protection supervisory authority.
(e) Data Retention. The Company will use the Participant’s Personal Data only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s Personal Data, which will generally be seven (7) years after the Participant participates in the Plan, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
ARGENTINA
Notifications
Securities Law Information. Neither the Option nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of the Argentine Securities Exchange Commission (Comisión Nacional de Valores (CNV)) or any other governmental authority in Argentina any Argentine governmental authority.
Personal Assets Tax Information. The Participant may be subject to a personal assets tax depending on the value of the Participant’s computable assets per year (including any shares of Common Stock acquired under the Plan). The rules for determining the Participant’s personal assets tax liability, if any, are complex, and the Participant is advised to speak with the Participant’s personal tax advisor to determine the Participant’s obligations with respect to the personal assets tax.
Bank Tax Information. The Tax on Checking Accounts (“Bank Tax”) is imposed on funds transferred to or from bank accounts in Argentina. It is possible that the Bank Tax may apply to payments made to the Participant’s bank account in relation to the sale of any shares of Common Stock acquired upon exercise of the Option and/or the receipt of any cash dividends paid with respect to shares of Common Stock, although there are some limited exemptions from the Bank Tax. The Participant should speak with the Participant’s personal tax advisor to determine the Participant’s obligations with respect to the Bank Tax and whether the Participant may be eligible for an exemption from the Bank Tax.
Exchange Control Information. Certain restrictions and requirements may apply if and when the Participant transfers proceeds from the sale of shares of Common Stock or any cash dividends paid with respect to such shares of Common Stock into Argentina.
Please note that exchange control regulations in Argentina are subject to change. The Participant should speak with the Participant’s personal legal advisor regarding any exchange control obligations that the Participant may have prior to vesting in the Option or remitting funds into Argentina, as the Participant is responsible for complying with applicable exchange control laws.
App. 1-3

Foreign Asset/Account Reporting Information. The Participant must report any share of Common Stock acquired under the Plan and held by the Participant on December 31st of each year on the Participant’s annual tax return for that year. The Participant is strongly advised to consult the Participant’s personal tax advisor to ensure compliance with this tax reporting obligation.
BELGIUM
Terms and Conditions
Acceptance of Option. This Option must be accepted more than 60 days after the offer.
Notifications
Foreign Asset/Account Reporting Information. The Participant is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on the Participant’s annual tax return. In a separate report, the Participant must provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium at www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Information. A stock exchange tax will apply on the sale of shares of Common Stock acquired from exercise of the Option. The Participant is responsible for paying and reporting the stock exchange tax due on the sales transaction.
Brokerage Account Tax Information. A brokerage account tax may apply if the average annual value of the securities the Participant holds (including shares of Common Stock acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds. The Participant should consult with the Participant’s tax advisor for details regarding the Participant’s obligations with respect to the brokerage account tax.
BRAZIL
Terms and Conditions
Nature of Grant. The following provisions supplement Section 15 of the Agreement:
In accepting the Option, the Participant agrees that (i) the Participant is making an investment decision, (i) the shares of Common Stock will be issued to the Participant only if the vesting conditions are met, and any necessary service is rendered by the Participant over the Restricted Period, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.
Compliance with Law. By accepting the Option, the Participant acknowledges the Participant’s agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the Option, the receipt of any dividend, and the sale of shares of Common Stock acquired under the Plan.
Notifications
Exchange Control Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil annually, if the aggregate value of such assets and rights is equal to or greater than US$100,000. If the aggregate value of such assets and rights exceeds US$100,000,000, the Participant will be required to make such declarations on a quarterly basis. Assets and rights that must be reported include shares of
App. 1-4

Common Stock acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transactions. If the Participant repatriates the proceeds from the sale of shares of Common Stock or receipt of any cash dividend and converts the funds into local currency, the Participant may be subject to the Tax on Financial Transactions.
FRANCE
Terms and Conditions
Type of Option. The Option is not granted as a “French-qualified” stock option and is not intended to qualify for the special tax and social security treatment applicable to stock options granted under Section L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.
Consent to Receive Information in English. By accepting the Option, the Participant confirms having read and understood the documents related to the Option (the Plan and the Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.
Consentement Relatif à l'Utilisation de la Langue Anglaise. En acceptant l’Option, le Participant confirme avoir lu et compris les documents relatifs à cette Option (le Plan et le Contrat d'Attribution) qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Notifications
Exchange Control Information. The Participant must declare to the customs and excise authorities any cash or securities the Participant imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000 for 2018. The declaration must be filed with the local customs service of the frontier where the cash or securities are imported or exported. The filing must be executed by the person who completes the transaction. It is the Participant’s obligation to comply with the exchange controls applicable to the Participant, not the Company’s or the Service Recipient’s.

Foreign Asset/Account Reporting Information. The Participant is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing the Participant’s annual tax return. Additional monthly reporting obligations may apply if the Participant's foreign account balances exceed €1,000,000. Failure to complete these reports trigger penalties for the French resident Participant. The Participant should consult the Participant’s personal legal advisor regarding the details of this reporting obligation.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank). In the case of payments made or received in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was made or received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant understands that if the Participant makes or receives a payment in excess of this amount, the Participant is responsible for complying with applicable reporting requirements.
App. 1-5

ITALY
Terms and Conditions
Method of Exercise. Notwithstanding anything to the contrary in the Agreement, the Participant must exercise this Option using the cashless-sell-all exercise method. To complete a cashless-sell-all exercise, the Participant should notify a licensed securities broker acceptable to the Company to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the Option price, brokerage fees and applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Company may refuse to allow the Participant to exercise this Option. The Company reserves the right to provide the Participant with additional methods of exercise depending on local developments.
Plan Document Acknowledgement. By accepting the Option, the Participant acknowledges that (a) the Participant has received the Plan and the Agreement; (b) the Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) the Participant accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Agreement: “Treatment on Termination”; “Non-Transferability”; “Repayment of Proceeds; Clawback Policy”; “Restrictive Covenants”; “Tax Withholding”; “No Right to Continued Employment”; “Nature of Grant”; “No Advice Regarding Grant”; “Data Privacy” as replaced by the above provision; “Waiver and Amendments”; “Governing Law; Venue”; “Electronic Delivery and Acceptance”; “Imposition of Other Requirements”; “Language”; and “Appendix.”
Notifications
Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, the Participant holds foreign financial assets (including cash and/or shares of Common Stock) which may generate income taxable in Italy, the Participant is required to report these assets on the Participant’s annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. The Participant is responsible for complying with any reporting and/or payment obligation that may arise in connection with this tax.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. If the Participant holds assets (e.g., shares of Common Stock acquired under the Plan, proceeds from the sale of shares of Common Stock and, possibly, the Option) outside of Japan with a value exceeding ¥50,000,000 as of December 31 of any calendar year, the Participant is required to report such to the Japanese tax authorities by March 15th of the following year. The Participant should consult with the Participant’s personal tax advisor regarding the details of this reporting obligation.
SINGAPORE
Notifications
App. 1-6

Securities Law Information. The Option is granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Option is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made (i) more than six months after the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Requirement. If the Participant is the Chief Executive Officer (“CEO”), or a director, associate director or shadow directors1 of a Singaporean Affiliate or Subsidiary (a “Singaporean Entity”), the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Entity in writing when the Participant receives or disposes of an interest (e.g., Option, shares of Common Stock) in the Company or any related company. These notifications must be made within two business days of (i) its acquisition or disposal of any interest in the Company or any related company, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming the CEO or a director, associate director or shadow director (if such an interest exists at the time).
Exit Tax Information. If the Participant is (i) neither a Singapore citizen nor a Singapore permanent resident, and the Participant (a) intends to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment, or (c) is about to cease employment with the Singaporean Entity with which the Participant was employed at the time of grant, regardless of whether the Participant intends to remain in Singapore, or (ii) a Singapore permanent resident, and the Participant (a) intends to leave Singapore for any period exceeding three months, (b) will be posted overseas on a secondment or (c) is about to cease employment with the Singaporean Entity with which the Participant was employed at the time of grant and intends to leave Singapore on a permanent basis, the Participant may be subject to an exit tax upon the Participant’s departure from Singapore or cessation of employment, as applicable. In such case, the Participant will be taxed on the Participant’s Option on a “deemed exercise” basis, i.e., the Participant will be deemed to have exercised the Participant’s Option on the later of (i) one month before the date the Participant departs Singapore or ceases employment, or (ii) the date on which the Option was granted. If the Participant is subject to the exit tax, the Participant acknowledges and agrees that the Service Recipient will report details of the Participant’s departure from Singapore or cessation of employment to the Inland Revenue Authority of Singapore and will withhold any income payable to the Participant for a period of up to 30 days. The Participant is hereby advised to consult with a personal tax advisor in the event the Participant may be subject to these exit tax rules.
1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual
SWITZERLAND
Notifications
Securities Law Information. The offer of the Option is not intended to be publicly offered in or from Switzerland. Because the offer of the Option is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other material relating to the Option (1) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations; (2) may be publicly distributed or otherwise made publicly available in Switzerland; or (3)
App. 1-7

have been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the Option is payable in shares of Common Stock only.
Tax Withholding. The following provisions supplement Section 12 of the Agreement:
Without limitation to Section 12 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Service Recipient or the Company or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Service Recipient and the Company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer of the Company and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any employee NICs due on this additional benefit.
NIC Joint Election. As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for any secondary Class 1 National Insurance contributions that may be payable by the Company and/or the Service Recipient (or any successor to the Company or the Service Recipient) in connection with the Option and any event giving rise to Tax-Related Items (the “Service Recipient’s Liability”). Without limitation to the foregoing, the Participant agrees to execute the following joint election with the Company, the form of such Joint Election being formally approved by HMRC (the “NIC Joint Election”), and to execute any other consents or elections required to accomplish the transfer of the Service Recipient’s NICs to the Participant. The Participant further agrees to execute such other elections as may be required between the Participant and any successor to the Company and/or the Service Recipient for the purpose of continuing the effectiveness of the Participant’s NIC Joint Election. The Participant understands that the NIC Joint Election applies to any Option granted to the Participant under the Plan after the execution of the NIC Joint Election. The Participant further agrees that the Company and/or the Service Recipient may collect the Service Recipient’s Liability from the Participant by any of the means set forth in Section 12 of the Agreement.
If the Participant does not enter into the NIC Joint Election, the Participant will not be entitled to vest in the Option or receive any benefit in connection with the Option unless and until the Participant enters into the NIC Joint Election and no shares of Common Stock or other benefit pursuant to the Option will be issued to the Participant under the Plan, without any liability to the Company and/or the Service Recipient.
App. 1-8

URUGUAY
There are no country-specific provisions.

App. 1-9